Exhibit (h)(2)

AB TAX-AWARE CREDIT OPPORTUNITIES FUND

DISTRIBUTION AND SERVICING PLAN

July 15, 2026

This Distribution and Servicing Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by AB Tax-Aware Credit Opportunities Fund, a Delaware statutory trust registered under the 1940 Act as a closed-end management investment company (the “Fund”). The Fund offers multiple classes (each, a “Class”) of shares of beneficial interest (the “Shares”) as listed on Appendix A, as may be amended from time to time, subject to the terms and conditions set forth herein. The Fund may establish additional classes of Shares from time to time.

1.	Distribution Fee and Shareholder Servicing Fee

The Fund may pay to AllianceBernstein Investments, Inc. (the “Distributor”), in its capacity as principal underwriter and distributor of the Fund’s Shares, with respect to and at the expense of each Class listed on Appendix A, as applicable, a fee for (i) distribution-related and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee” and, together with the Distribution Fee, the “Distribution and/or Servicing Fee”), that will not exceed the rates specified on Appendix A.

The Distribution and/or Servicing Fee will be used by the Distributor to make payments (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of the Fund, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries and industry professionals (“Selling Agents”) for providing administrative, accounting and other services with respect to the Fund’s shareholders. The Service Fee will constitute a service fee that will be used by the Distributor for personal service and/or the maintenance of shareholder accounts within the meaning of FINRA rules and interpretations. The Adviser may make payments to the Distributor from time to time from its own resources for the purposes described in this section.

Payments to Selling Agents for the purposes set forth in this section are subject to the terms and conditions of the written agreements between the Distributor and each Selling Agent. Such agreements will be in a form satisfactory to the Trustees of the Fund.

Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the Shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate the Distributor for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Distributor for related expenses incurred, including payments by the Distributor to compensate or reimburse Selling Agents that are furnishing such services. Payments of the Distribution and/or Servicing Fee may be made without regard to expenses actually incurred. The Fund is not obligated to pay any distribution expenses in excess of the distribution services fee described above.

Any expenses of distribution of the Fund’s Class A shares accrued by the Distributor in one fiscal year of the Fund may not be paid from Distribution and/or Servicing Fees received from the Fund in respect of Class A shares in another fiscal year.

The Distribution and/or Servicing Fees received from the Fund may be used to pay interest expenses, carrying charges and other financing costs or allocation of overhead of the Distributor to the extent permitted by Securities and Exchange Commission rules, regulations or Securities and Exchange Commission staff no-action or interpretative positions in effect from time to time.

In the event this Agreement is terminated by either party or is not continued with respect to a Class of shares: (i) no Distribution and/or Servicing Fees (other than current amounts accrued but not yet paid) will be owed by the Fund to the Distributor with respect to that class, and (ii) the Fund will not be obligated to pay the Distributor for any amounts expended hereunder not previously reimbursed by the Fund from Distribution and/or Servicing Fees in respect of shares of such Class or recovered through deferred sales charges. The Distribution and/or Servicing Fees of a particular Class may not be used to subsidize the sale of shares of any other Class.

2.	Calculation and Payment of Fees

The amount of the Distribution and/or Servicing Fee payable by the Fund with respect to each Class will be calculated at the applicable annual rates indicated on Appendix A.

3.	Approval of Plan

The Plan will become effective upon its approval by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan (to the extent required by the 1940 Act).

4.	Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date it becomes effective and from year to year thereafter indefinitely so long as such continuance is approved at least annually by a vote of a majority of the Board of Trustees, including a majority of Independent Trustees cast in person at a meeting called for the purpose of voting on the approval of the Plan (to the extent required by the 1940 Act).

5.	Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class, including written agreements between the Distributor and each Selling Agent, shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment (as defined under the 1940 Act).

6.	Termination

This Plan may be terminated at any time, without payment of any penalty, with respect to the Shares of any Class by vote of a majority of the Independent Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

7.	Amendments

The Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment with respect to any Class so as to increase materially the amount of the Distribution and/or Servicing Fee with respect to such Class shall be effective only upon the approval of a majority of the outstanding voting securities of such Class and (b) any material amendments are approved in the manner provided for in Section 3 above.

8.	Written Reports

While the Plan is in effect, the Fund’s Board of Trustees will be furnished at least quarterly with written reports complying with the requirements of Rule 12b-1.

9.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

AB TAX-AWARE CREDIT OPPORTUNITIES FUND

Class of Shares	Distribution and/or Servicing Fee (as a percentage of average daily net assets)

Class A Shares	0.75% shareholder servicing and/or distribution fee, of which 0.25% constitutes a shareholder servicing fee

Advisor Class Shares	N/A

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